Exhibit 99.1

Environmental Quality Management, Inc. and Beacon Energy Holdings, Inc.
Enter Into Definitive Merger Agreement

CINCINNATI, OH and CRANFORD, NJ - January 26, 2011 – Environmental Quality Management, Inc. (“EQM”), a Cincinnati, OH-based leading provider of environmental services, and Beacon Energy Holdings, Inc. - OTC: BCOE.PK (“Beacon”), a Cleburne, TX-based leading producer of biodiesel fuel, announced today that they have entered into a definitive merger agreement.

In accordance with the merger agreement, at the closing, EQM will be merged with and into a wholly-owned subsidiary of Beacon and the current shareholders of EQM will be issued shares of Beacon common and preferred stock such that they will own approximately 78% of Beacon’s common stock post-merger, and Beacon’s current shareholders and noteholders will own approximately 22% (both on an as-converted basis, before taking into account escrow provisions of the merger agreement).

Following the Merger, Beacon, the parent entity, will be re-named EQM Technologies & Energy, Inc. (“EQMTE”) and its common stock will continue to be traded under the symbol “BCOE.PK”, until a new symbol that reflects the new name is secured.

It is anticipated that the merger will close in early February 2011, subject to, among other conditions, completion of EQM’s due diligence, EQM’s obtaining approval from its lender bank, and there being no material adverse effect on any party.

“The merger of EQM and Beacon is very synergistic. I believe EQM’s financial wherewithal, industry expertise, and core competencies should help unlock the true potential of Beacon’s biodiesel production capacity in this improved market environment for biodiesel,” said Carlos Aguero, Chairman of Beacon.

“I am very pleased with the merger of EQM and Beacon,” commented Walter H. Barandiaran, Chairman of EQM. “This merger is supported by an experienced management team, with a talented group of engineers and sales & marketing personnel, and a solid financial foundation. EQMTE represents an attractive platform with which to continue executing an aggressive acquisition program in several key areas in environmental services, clean tech, and biofuels,” he added.

“The reinstatement and extension of the biodiesel tax incentive, coupled with the EPA’s mandate for RFS-2 (U.S. Renewable Fuels Standards) minimum volume requirements for the use of at least 800 million gallons of biodiesel in 2011 and beyond, have renewed demand for biodiesel and created attractive new opportunities for the industry,” said Jack Greber, CEO of EQM.  “Over its 20+ year history, EQM has built an extensive intellectual property and knowledge-base in environmental services, clean tech, process design & engineering, and government contracting – assets which well position EQMTE to expand and grow in these markets,” he added.

Following the closing, EQMTE’s executive officers will be the same as EQM’s – Jack S. Greber, as CEO, Jim E. Wendle, as President and COO, and Robert R. Galvin, as CFO, Secretary & Treasurer – and its Board will consist of five directors – Walter H. Barandiaran (Chairman), Jack S. Greber, Jon Colin, Paul Garrett, and Carlos E. Aguero.

About EQM

EQM is a leading provider of environmental, clean-tech, consulting & engineering, and remediation & construction management services to the industrial and public sectors, with headquarters in Cincinnati, OH and satellite offices in nine states.  EQM has approximately 230 employees, including 190 professional staff, and has multi-year long-term contracts with numerous federal agencies including the US EPA, the US DOD, and the US Army Corps of Engineers.  For more information, please visit www.eqm.com.

About Beacon

Beacon’s main asset is a BQ-9000 certified biodiesel production facility located in Cleburne, TX, designed and constructed to specialize in the processing of animal fats and other secondary feedstock, and utilizes a state-of-the-art fats processing technology to produce high quality biodiesel.  The facility has not been in operation since January 2010 due to Beacon’s inability to secure working capital financing. In December 2010, President Obama signed a bill which, among its provisions, retroactively extended the Federal Biodiesel Tax Credit ($1 per gallon), which had expired in December 2009, through 2011.  At full production capacity, the facility can produce 12 million gallons of biodiesel per year.

For more information please contact:

Environmental Quality Management, Inc. Robert Galvin, Chief Financial Officer 1800 Carillon Blvd. Cincinnati, Ohio 45240 Phone: (800) 229-7495 or (513) 825-7500 Fax: (513) 825-7495 rgalvin@eqm.com	Beacon Energy Holdings, Inc. Carlos Aguero, Chairman 186 North Avenue East Cranford, NJ 07016 Phone: (908) 497-9610 Fax: (908) 497-1097